Exhibit 99.1

FOR IMMEDIATE RELEASE

CORRECTING and REPLACING New Source Energy Partners Reports Year-End 2012 Results, Reiterates 2013 Guidance

OKLAHOMA CITY, April 17, 2013 —(BUSINESS WIRE)— Third graph, first sentence following the 2012 Results heading had a typographical error. The sentence should read: Total crude oil production was 61,010 Bbls during the year ended December 31, 2012, an increase of 25% from the year ended December 31, 2011, primarily as a result of development and production from a portion of the Hunton reservoir containing a higher concentration of oil (sted: Crude oil production was 61,010 Bbls per day during the year ended December 31, 2012, an increase of 25% from the year ended December 31, 2011, primarily as a result of development and production from a portion of the Hunton reservoir containing a higher concentration of oil).

The corrected release reads:

NEW SOURCE ENERGY PARTNERS REPORTS YEAR-END 2012 RESULTS, REITERATES 2013 GUIDANCE

New Source Energy Partners L.P., a Delaware limited partnership (NYSE: NSLP) (the “Partnership” or “New Source”), today announced financial and operating results for the year ended December 31, 2012. New Source closed its initial public offering of common units on February 13, 2013, and the results expressed herein are those attributable to the properties contributed to New Source in connection with its initial public offering.

2012 Highlights

•	Average net daily production during the year ended December 31, 2012 was 3,147 Boe/d.

•	Average daily oil production was 167 Bbl/d during the year ended December 31, 2012, an increase of 25% from the year ended December 31, 2011

•	Estimated proved reserves were approximately 14.2 MMBoe as of December 31, 2012, an increase of 3% from the year ended December 31, 2011

•	Production costs decreased on an equivalent basis from $6.76 per Boe in 2011 to $5.40 per Boe in 2012

•	Net income was $3.1 million for the year ended December 31, 2012, compared to a loss of $1.1 million reported for the year ended December 31, 2011

Adjusted EBITDA (as defined below) was $29.8 million for the year ended December 31, 2012 “We are pleased with the successful completion of our initial public offering in February and are encouraged by our rapid progress to grow the partnership since that time,” said Kristian Kos, President and Chief Executive Officer of New Source Energy GP, LLC, the general partner of the Partnership. “We have a solid asset base in the Hunton reservoir and multiple growth opportunities in front of us. We look forward to continuing to grow and shape our partnership for the benefit of our unit holders.”

2013 Guidance Highlights

The second quarter 2013 guidance included below is subject to the cautionary statements and limitations described under the “Forward-Looking Statements” caption at the end of this press release. The Partnership’s second quarter 2013 guidance for production levels is based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and natural gas will continue at levels that allow for economic production of these products.

New Source is reiterating guidance of

•	Second quarter production in a range of 3,900 Boe/d to 4,100 Boe/d

•	Second quarter maintenance capital expenditures of $2.6 million

•

Recommendation to increase second quarter distribution to $0.55 per unit, and third quarter distribution to $.575 per unit, or $2.30 per year on an annualized basis, for all outstanding units, following the completion of the acquisition announced on April 1, 2013

2012 Results

Adjusted EBITDA was $29.8 million for the year ended December 31, 2012 as compared to $32.3 million for the year ended December 31, 2011. Net income was $3.1 million for the year ended December 31, 2012 compared to a loss of $1.1 million for the year ended December 31, 2011. Net income in 2012 was primarily due to derivative gains, partially offset by lower revenues and by higher administrative costs.

For the year ended December 31, 2012, revenues from oil and natural gas operations were approximately $35.6 million, a decrease of 23% compared to the year ended December 31, 2011. The decrease in revenues during 2012 was largely the result of significantly lower average prices of natural gas and NGLs, which were 28% and 26% lower, respectively, than those for 2011.

Total crude oil production was 61,010 Bbls during the year ended December 31, 2012, an increase of 25% from the year ended December 31, 2011, primarily as a result of development and production from a portion of the Hunton reservoir containing a higher concentration of oil . Natural gas production amounted to 2.3 Bcf during the year ended December 31, 2012, a decrease of 4% from the year ended December 31, 2011. Natural gas liquids production was 711,195 Bbls for the year ended December 31, 2012, a decrease of 1% from the year ended December 31, 2011. Production costs decreased on an equivalent basis from $6.76 per Boe to $5.40 per Boe primarily as a result of fewer required workovers in 2012.

Cash Distributions

The Board of Directors has declared a prorated cash distribution for the first quarter of 2013 of $0.27417 per unit. This distribution is the first declared by the partnership and corresponds to the minimum quarterly distribution of $0.525 per unit, or $2.10 on an annualized basis, prorated from the February 13, 2013 closing of the Partnership’s initial public offering through March 31, 2013. The distribution will be paid on May 15, 2013 to all unit holders of record on May 1, 2013.

In addition, following completion of the acquisition announced on April 1, 2013, management intends to recommend to the Board of Directors of the general partner to increase the second quarter 2013 distribution to $0.55 per unit, or $2.20 per year on an annualized basis, for all outstanding units and the third quarter 2013 distribution to $0.575 per unit, or $2.30 per year on an annualized basis, for all outstanding units.

Conference Call

A conference call for investors will be held today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss New Source’s fourth quarter and year-end 2012 results. Hosting the call will be Kristian B. Kos, President and Chief Executive Officer and Richard D. Finley, Treasurer and Chief Financial Officer.

The call can be accessed live over the telephone by dialing (877) 407-0789, or for international callers, (201) 689-8562. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers, (858) 384-5517. The passcode for the replay is 412222. The replay will be available until April 24, 2013.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto New Source’s website at www.newsource.com in the Investors–Presentations section. A replay of the webcast will also be available for approximately 30 days following the call.

About New Source Energy Partners L.P.

New Source Energy Partners L.P. is an independent energy company focusing on delivery through streamlined operations and vertically integrated infrastructure. The Partnership is actively engaged in the development and production of our onshore oil and liquids-rich portfolio that extends across conventional resource reservoirs in east-central Oklahoma. For more information on the Partnership please visit www.newsource.com.

Forward-Looking Statements

This news release contains “forward-looking statements” which are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and other statements contained in this press release. For a full discussion of these risks and uncertainties, please refer to the “Risk Factors” section of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2012 and the information included in the Partnership’s quarterly and current reports and other public filings. These forward-looking statements are based on and include the Partnership’s expectations as of the date hereof. Subsequent events and market developments could cause the Partnership’s expectations to change. While the Partnership may elect to update these forward-looking statements at some point in the future, the Partnership specifically disclaims any obligation to do so, even if new information becomes available, except as may be required by applicable law.

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only “reserves” as defined by SEC rules. Estimates of reserves in this press release are based on various assumptions, including assumptions related to oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds.

Use of Non-GAAP Financial Measures

New Source reports its financial results in accordance with generally accepted accounting principles in the United States, or GAAP. New Source also presents the non-GAAP financial measures of Adjusted EBITDA. New Source defines Adjusted EBITDA as earnings before interest expense, income taxes, depreciation, depletion and amortization, accretion expense, non-cash compensation expense and unrealized derivative gains and losses.

New Source believes that the presentation of these non-GAAP financial measures will provide useful information to investors in assessing our results of operations. A reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure, is included in this release. Adjusted EBITDA should not be considered as an alternative to the most directly comparable GAAP financial measure, because it excludes some but not all items that affect the most directly comparable GAAP financial measure, net income. You should not consider Adjusted EBITDA or distributable cash flow in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA may be defined differently by other companies in our industry, New Source’s definition may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

New Source Energy Partners L.P. - Investor & Media Contact

Nick Hodapp

Director of Investor Relations

(405) 272-3028

nhodapp@newsource.com

Properties Contributed to New Source Energy Partners, L.P.

Results of Operations

(in thousands)

	Year Ended December 31,
	2011	2012
Statement of Operations

Oil sales	$4,489	$5,570
Natural gas sales	8,713	6,030
Natural gas liquids sales	33,058	23,996

Total revenues	46,260	35,596

Lease operating expenses	5,551	4,965
Workover expenses	2,324	1,252
Production taxes	2,155	1,144

Total production expenses	10,030	7,361
General and administrative	6,928	12,660
Depreciation, depletion, and amortization	14,738	14,409
Accretion expense	55	116

Total operating expenses	31,751	34,546

Operating income	14,509	1,050

Other income (expense):
Interest expense	(3,735)	(3,202)
Realized and unrealized gains
(losses) from derivatives	(1,349)	7,057

Income before income taxes	9,425	4,905
Income tax expense	(10,502)	(1,796)

Net income (loss)	$(1,077)	$3,109

Properties Contributed to New Source Energy Partners L.P.

Summary of Balance Sheet Data

(in thousands)

	Year Ended December 31,
	2011	2012
Balance Sheet Data:
Oil and natural gas sales receivables	$6,544	$5,663
Other current assets	1,134	25
Total property and equipment, net	94,468	91,423
Other assets	2,674	2,823

Total assets	$104,820	99,934

Current liabilities	$4,076	$1,973
Long-term debt	68,500	68,000
Other long-term liabilities	13,824	13,986
Total parent net investment	18,420	15,975

Total liabilities and parent net investment	$104,820	$99,934

Properties Contributed to New Source Energy Partners L.P.

Summary of Cash Flow Data

(in thousands)

	Year Ended December 31,
	2011	2012
Cash Flow Data:
Net cash provided by operating activities	$30,133	$27,799
Net cash used in investing activities	$(23,818)	$(12,162)
Net cash used in financing activities	$(6,315)	$(15,637)

Reconciliation of Non-GAAP Financial Measures

	Year Ended December 31,
	2011	2012
	(in thousands)
Adjusted EBITDA Reconciliation to Net Income
(loss):
Net income (loss)	$(1,077)	$3,109
Unrealized (gain) loss on derivatives	(150)	(1,070)
Non-cash compensation expense	4,470	8,204
Accretion expense	55	116
Interest expense	3,735	3,202
Depreciation, depletion and amortization	14,738	14,409
Income tax expense	10,502	1,796

Adjusted EBITDA	$32,273	$29,766

Adjusted EBITDA Reconciliation to Net Cash Provided By Operating Activities:
Net cash provided by operating activities	$30,133	$27,799
Cash interest expense	2,250	2,553
Current income tax liability assumed by parent	—	172
Changes in operating assets and liabilities	(110)	(758)

Adjusted EBITDA	$32,273	$29,766

Properties Contributed to New Source Energy Partners, L.P.

Total Proved Reserves

	Oil	Natural Gas	Liquids	Total
	(Bbls)	(Mcf)	(Bbls)	(Boe)
Balance, January 1, 2011	286,260	21,549,260	7,487,970	11,365,773
Revisions	88,170	(4,568,868)	(562,175)	(1,235,483)
Extensions and discoveries	627,770	7,003,650	3,102,760	4,897,805
Production	(48,770)	(2,378,232)	(720,615)	(1,165,757)

Balance, December 31, 2011	953,430	21,605,810	9,307,940	13,862,338

Proved developed reserves	276,240	11,125,330	5,323,650	7,454,112
Proved undeveloped reserves	677,190	10,480,480	3,984,290	6,408,227

Total proved reserves	953,430	21,605,810	9,307,940	13,862,339

Balance, January 1, 2012	953,430	21,605,810	9,307,940	13,862,339
Revisions	(469,630)	1,295,502	57,825	(195,888)
Extensions and discoveries	106,400	3,512,130	1,049,350	1,741,105
Production	(61,010)	(2,278,342)	(711,195)	(1,151,929)

Balance, December 31, 2012	529,190	24,135,100	9,703,920	14,255,627

Proved developed reserves	249,140	11,980,390	6,182,620	8,428,492
Proved undeveloped reserves	280,050	12,154,710	3,521,300	5,827,135

Total proved reserves	529,190	24,135,100	9,703,920	14,255,627